Exhibit 99.1

Arcellx Announces New Positive Data for Its iMMagine-1 Study in Patients with Relapsed and/or Refractory Multiple Myeloma

— Results from all 117 patients dosed in the pivotal Phase 2 iMMagine-1 study of anito-cel demonstrated 97% ORR and 68% CR/sCR at a median follow-up of 12.6 months —

— No delayed neurotoxicities including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome, and no immune-mediated enterocolitis have been observed to date with anito-cel —

— iMMagine-1 data to be presented during an oral presentation at EHA2025 on Saturday, June 14, 2025 —

— Company to host a live webcast event with an expert panel of clinicians during EHA2025 —

REDWOOD CITY, Calif. – May 14, 2025 – Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced new positive data from its pivotal Phase 2 iMMagine-1 study of anitocabtagene autoleucel (anito-cel), in patients with relapsed or refractory multiple myeloma (RRMM). These data will be presented during an oral presentation at the EHA2025 Congress in Milan on June 14, 2025. Anito-cel is partnered with Kite, a Gilead Company.

The Phase 2 iMMagine-1 data are from a May 1, 2025 data cutoff date, including all 117 patients with a median follow-up of 12.6 months and a minimum follow-up of four months after treatment with anito-cel. All patients received a single infusion of anito-cel (target dose of 115×106 CAR+ viable T cells). 101 of 117 patients (86%) were triple refractory, and 48 of 117 patients (41%) were penta refractory. Patients received a median of three prior lines of therapy, with 60 of 117 patients (51%) having received three prior lines.

Overall response rate (ORR) was 97% (114/117) with a complete response/stringent complete response (CR/sCR) rate of 68% (79/117) and a very good partial response or higher (≥VGPR) rate of 85% (100/117), per International Myeloma Working Group (IMWG) criteria as investigator-assessed. Of those evaluable for minimal residual disease (MRD) testing at the time of this data cut, 93.3% (70/75) achieved MRD negativity at a minimum of 10-5 sensitivity. Six-month progression-free survival (PFS) and overall survival (OS) rates were 91.9% and 96.6%, respectively, and 12-month PFS and OS rates were 78.8% and 95.2%, respectively. Median PFS and median OS have not been reached.

No delayed or non-immune effector cell-associated neurotoxicity syndrome (ICANS) neurotoxicities, including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome, and no immune-mediated enterocolitis have been observed to date with anito-cel. No additional treatment- or therapy-related deaths or Grade ≥3 cytokine release syndrome (CRS) or ICANS events have occurred since the previous data presentation in December 2024.

Conclusions

Preliminary results from the Phase 2 iMMagine-1 study demonstrate deep and durable responses with a predictable and manageable safety profile in a fourth-line or higher (4L+) RRMM population, including triple- and penta-class refractory disease. Notably, no delayed or non-ICANS neurotoxicities, including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome, and no immune-mediated enterocolitis have been observed with anito-cel to date.

“These clinical data from our registrational study continue to support our belief that anito-cel has the potential to address the needs of myeloma patients and the physicians who serve them,” said Rami Elghandour, Arcellx’s Chairman and Chief Executive Officer. “There is no cure for multiple myeloma. We believe there remains an unmet medical need for CAR-T therapies that are efficacious, safe, and accessible. Anito-cel has the unique potential to address these needs thanks to our differentiated technology, our incredible and entrepreneurial team, the robust clinical data generated to date, and our strong partnership with Kite. Our 2026 commercial launch plans for anito-cel with our partners at Kite are well underway and we are excited for the opportunity to advance anito-cel in support of the myeloma community. We look forward to sharing these data with the clinical community at EHA and are honored that the iMMagine-1 data will be presented during an oral presentation on Saturday, June 14.”

EHA2025 Presentation Details

Phase 2 Registrational Study of Anitocabtagene Autoleucel for the Treatment of Patients with Relapsed and/or Refractory Multiple Myeloma: Preliminary Results from the iMMagine-1 Trial

Speaker: Gurbakhash Kaur, M.D., Assistant Professor of Internal Medicine, Mount Sinai Health System

Session Title: s431 Treatment of relapsed and/or refractory multiple myeloma (RRMM)

Session Date: June 14, 2025

Session Time: 17:00-18:15 CEST

Publication Number: S201

Presentation Title: S201 Phase 2 Registrational Study of Anitocabtagene Autoleucel for Relapsed and/or Refractory Multiple Myeloma (RRMM): Updated Results from iMMagine-1

About Multiple Myeloma

Multiple Myeloma (MM) is a type of hematological cancer in which diseased plasma cells proliferate and accumulate in the bone marrow, crowding out healthy blood cells and causing bone lesions, loss of bone density, and bone fractures. These abnormal plasma cells also produce excessive quantities of an abnormal immunoglobulin fragment, called a myeloma protein (M protein), causing kidney damage and impairing the patient’s immune function. MM is the third most common hematological malignancy in the United States and Europe, representing approximately 10% of all hematological cancer cases and 20% of deaths due to hematological malignancies. The median age of patients at diagnosis is 69 years with one-third of patients diagnosed at an age of at least 75 years. Because MM tends to afflict patients at an advanced stage of life, patients often have multiple co-morbidities and toxicities that can quickly escalate and become life-endangering.

About Anitocabtagene Autoleucel (anito-cel)

Anitocabtagene autoleucel (anito-cel, previously ddBCMA) is the first BCMA-directed CAR T-cell therapy to be investigated in multiple myeloma that utilizes Arcellx’s novel and compact binder known as the D-Domain. The small, stable D-Domain binder enables high CAR expression without tonic signaling and is designed to quickly release from the BCMA target. This combination may allow for the effective elimination of multiple myeloma cells without severe immunotoxicity. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About Arcellx and Kite Collaboration

Arcellx and Kite, a Gilead Company, formed a global strategic collaboration and license agreement to co-develop and co-commercialize anito-cel for patients with multiple myeloma. Anito-cel is currently being developed in a Phase 2 registrational pivotal study and a global Phase 3 randomized controlled study for relapsed and/or refractory multiple myeloma (RRMM). Kite and Arcellx will jointly commercialize the anito-cel asset in the United States, and Kite will commercialize the product outside the United States.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X @arcellx and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, but not limited to, statements regarding the safety and efficacy of anito-cel, the promising clinical profile of anito-cel, the expectation of anito-cel to be a differentiated CAR-T treatment option for RRMM, the potential of anito-cel as an outpatient therapy, and the planned commercial development of anito-cel both inside and outside the United States. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Securities and Exchange Commission (SEC) on May 8, 2025, and the other documents that Arcellx may file from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact:

Andrea Cohen

Sam Brown LLC

andreacohen@sambrown.com

917-209-7163

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